Exhibit 99.2
PRESS RELEASE

For Immediate Release     Contact:    Michael Metcalf, CFO
Powell Industries, Inc.
713-947-4422

Robert Winters or Ryan Coleman
Alpha IR Group
POWL@alpha-ir.com
312-445-2870

POWELL INDUSTRIES RAISES QUARTERLY DIVIDEND BY 1% TO $0.2625 PER SHARE

HOUSTON —January 31, 2023 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom engineered solutions for the management, control and distribution of electrical energy, today announced that its Board of Directors has approved a 1% increase to the quarterly cash dividend on the Company’s common stock to $0.2625 per share, equating to an annualized dividend of $1.05 per share from the current amount of $1.04 per share. The dividend is payable on March 15, 2023 to shareholders of record at the close of business on February 15, 2023.

“The Board’s decision to modestly increase the dividend reflects our solid performance in 2022 and increased confidence in the outlook of our future free cash flows,” said Brett Cope, Powell Chairman and Chief Executive Officer. “This incremental step demonstrates our prudent and conservative approach to returning value to shareholders while also balancing organic and inorganic growth aspirations for the company.”

Michael Metcalf, Powell’s Chief Financial Officer, added, that “the decision to modestly increase the dividend not only returns capital to our shareholders, but also ensures ample liquidity to support our working capital requirements, while continuing to preserve the strength of our balance sheet.”

Powell Industries, Inc., headquartered in Houston, designs, manufactures and services custom-engineered equipment and systems for the distribution, control and monitoring of electrical energy. Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations and commuter railways. For more information, please visit powellind.com.

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